Exhibit 10.2

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (“Agreement”) is made and entered into as of April 6, 2009, by and among Anacomp, Inc. (“Lender”) and Overland Storage, Inc., a California corporation (“Grantor”).

RECITALS

A. Grantor and Lender are parties to that certain Authorized Service Provider Agreement between Grantor and Lender dated as of July 1, 2001, as amended (the “Service Agreement”).

B. Grantor has issued to Lender a Promissory Note (with any amendments, the “Note”) in the principal amount of Two Million Three Hundred Eighty-Six Thousand Dollars ($2,386,000), subject to adjustment upon reconciliation of the parties as provided in Section 6.16 of this Agreement.

C. In connection with the Service Agreement, Lender provides services, either directly or indirectly, to Grantor’s customers and end-users pursuant to ongoing enrollments under the Service Agreement (the “Enrollments”). Pursuant to Amendment No. 15 to the Service Agreement, Grantor will be paying Lender in advance for a portion of the services to be provided pursuant to ongoing Enrollments (each an “Enrollment Payment” and collectively, the “Enrollment Payments”). All Enrollment Payments are secured by this Agreement.

D. Grantor is executing and delivering to Lender this Agreement to secure its obligations, responsibilities and covenants as set forth in the Note, any monetary obligation under the Service Agreement and this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lender and Grantor hereby agree as follows:

1. Definitions. In addition to any terms defined elsewhere in this Agreement, the following terms have the following meanings ascribed to them for purposes of this Agreement:

1.1 “Account” means all “accounts” (as defined in the UCC) now owned or hereafter created or acquired by Grantor including, without limitation, all of the following now owned or hereafter created or acquired by Grantor: (a) accounts receivable, contract rights, book debts, notes, drafts, and other obligations or indebtedness owing to Grantor arising from the sale, lease, or exchange of goods or other property and/or the performance of services; (b) Grantor’s rights in, to and under all purchase orders for goods, services, or other property; (c) Grantor’s rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers’ rights of rescission, replevin, reclamation, and rights to stoppage in transit); (d) moneys due to or to become due to Grantor under all contracts for the sale, lease, or exchange of goods or other property and/or the performance of Grantor); and (e) Proceeds of all of the foregoing, and all collateral security and guarantees of any kind given by any person with respect to any of the foregoing.

1.2 “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

1.3 “Agreement” means this Security Agreement, as amended from time to time.

1.4 “Business” means all business activities engaged in by Grantor.

1.5 “Chattel Paper” means any writing which evidences both a monetary obligation and a security interest in or a lease of specific goods.

1.6 “Collateral” means all of the following, whether now owned or hereafter existing, acquired or arising: (a) all of Grantor’s Inventory, Equipment and Fixtures; (b) all of Grantor’s Documents of Title; (c) all of Grantor’s Accounts, provided, however, that upon the sale of any Account to Faunus Group International, Inc. (“FGI”) pursuant to that certain Sale of Accounts and Security Agreement dated March 18, 2009 or to Marquette Commercial Finance, a division of Marquette Business Credit, Inc. (together, “Marquette”) pursuant to that certain Account Transfer and Purchase Agreement dated November 26, 2008 such Account shall be automatically released from the security interest provided in this Agreement; (d) all of Grantor’s Contract Rights; (e) all of Grantor’s General Intangibles, Chattel Paper, Instruments and Commercial Tort Claims; (f) all suretyships and guarantees of Grantor’s existing and future Accounts, Contract Rights, and General Intangibles, and all security for the payment or satisfaction of such suretyships and guarantees; (g) the goods or the services the sale or lease or performance of which gave rise to any Account, Contract Right or General Intangible of Grantor, including any returned goods; (h) any balance or share belonging to Grantor of any deposit account, agency, or other account with any bank and any other amounts which may be owing from time to time by any bank to Grantor; (i) all Investment Property; (j) all Letter of Credit Rights; and (k) all Products and Proceeds of all of the foregoing, including all Proceeds of other Proceeds; provided that “Collateral” shall not include property to the extent (i) such property is nonassignable by its terms without the consent of the licensor thereof or another party, or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral. Notwithstanding the foregoing, the Snap Intellectual Property is excluded from the Collateral.

1.7 “Contract Right” means any right to payment under a contract (including but not limited to contracts for the sale or leasing of goods or for the rendering of services) not yet earned by performance and not evidenced by an Instrument or Chattel Paper.

1.8 “Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of any drawing thereunder; or (c) under any foreign exchange contract, currency swap agreement, interest rate swap or cap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values or interest rates. Contingent Obligations will include, without limitation, (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such person of the obligation of another, (2) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (3) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation will be equal to the amount of the obligation so guaranteed or otherwise supported or, if a fixed and determined amount, the maximum amount so guaranteed.

1.9 “Copyright License” means any written agreement now or hereafter in existence granting to Grantor any right to use any Copyright.

1.10 “Copyright” means all of the following: (a) all copyrights, rights, and interests in copyrights, copyright registrations, and copyright applications now owned or hereafter created or acquired by Grantor; (b) all renewals of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

1.11 “Equipment” means all “equipment” (as defined in the UCC) now owned or hereafter acquired by Grantor including, without limitation, all machinery, computers, computer equipment, motor vehicles, trucks, trailers, vessels, aircraft, and rolling stock, and all parts thereof and all additions and accessions thereto and replacements therefor.

1.12 “Event of Default” has the meaning set forth in paragraph 5 of this Agreement.

1.13 “Financing Statement” means the form of financing statement that will be necessary to perfect, upon filing, a security interest in the Collateral in each jurisdiction in which Grantor is registered or located or in which a filing is required under the UCC to perfect such security interest.

1.14 “Fixtures” means all of the following now owned or hereafter acquired by Grantor: plant fixtures; business fixtures; other fixtures and storage office facilities, wherever located; and all additions and accessions thereto and replacements therefor.

1.15 “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

1.16 “General Intangibles” means all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by Grantor including, without limitation, all right, title, and interest of Grantor in and to: (a) all agreements, leases, licenses, and contracts to which Grantor is or may become a party; (b) all obligations, indebtedness, causes of action or choses in action, owing to Grantor (other than accounts) from whatever source arising; (c) all tax refunds; (d) all Intellectual Property; and (e) all trade secrets, know how and common law intellectual property rights including, without limitation, rights in computer software developed by or for Grantor and other confidential information relating to the business of the Grantor, including by way of illustration and not limitation: the names and addresses of, and credit and other business information concerning, Grantor’s past, present, or future customers; the prices that Grantor obtains for its services or at which it sells merchandise; estimating and costs procedures; profit margins; policies and procedures pertaining to the sale and design of equipment, components, devices, and services furnished by Grantor; information concerning suppliers of Grantor and information concerning the manner of operation, business plans, pledges, projections, and all other information of any kind or character, whether or not reduced to writing, with respect to the conduct by Grantor of its business not generally known by the public.

1.17 “Governmental Approvals” means any consent, right, exemption, concession, permit, license, authorization, certificate, order, franchise, determination, or approval of any federal, state, provincial, municipal, or governmental department, commission, board, bureau, agency, or instrumentality required for the ownership of properties by or activities of Grantor.

1.18 “Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.19 “Governmental Requirements” means all legal requirements in effect from time to time including all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, certificates, orders, franchises, determinations, approvals, consents, notices, demand letters, directions, and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials, and officers, foreseen or unforeseen, ordinary or extraordinary, including but not limited to any change in any law or regulation, or the interpretation thereof, by any foreign or domestic governmental or other authority (whether or not having the force of law), relating now or at any time heretofore or hereafter to the business or operations of Grantor or to any of the property owned, leased, or used by Grantor, including, without limitation, the development, design, construction, acquisition, start-up, ownership, and operation and maintenance of property.

1.20 “Incipient Default” means an event, which, upon the lapse of time or the giving of notice, or both, would constitute an Event of Default.

1.21 “Indebtedness” of any Person means all liabilities, obligations and reserves, contingent or otherwise, of such Person.

1.22 “Instrument” means a negotiable instrument or a security or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease, and is of a type which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment.

1.23 “Intellectual Property” means all of the following: Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, and Trademark Licenses.

1.24 “Inventory” means all “goods” (as defined in the UCC) now owned or hereafter acquired and held by Grantor for sale or lease or to be furnished under contracts of service, tangible personal property which Grantor has so leased or furnished including, without limitation, tangible personal property, raw materials, work in process, and materials used, produced or consumed in Grantor’s business, and will include tangible personal property held by others for sale on consignment from Grantor, tangible personal property sold by Grantor on a sale or return basis, tangible personal property returned to Grantor by the purchaser following a sale thereof by Grantor, and tangible personal property represented by Documents of Title. All equipment, accessories, and parts at any time attached or added to items of Inventory or used in connection therewith will be deemed to be part of the Inventory.

1.25 “Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

1.26 “Loan Documents” means the Note, this Agreement and the Intellectual Property Security Agreement.

1.27 “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Grantor, (b) the ability of Grantor to pay the Obligations when due, in accordance with their terms, or (c) the perfection or priority of Lender’s lien on and security interest in the Collateral (as defined in this Agreement) or the value of such Collateral.

1.28 “Obligations” means all (a) debts, liabilities, obligations, covenants, and duties owing to Lender by Grantor under the Loan Documents and (b) monetary obligations under the Service Agreement, including without limitation any and all Enrollment Payments now or hereafter in existence, all as may be amended, supplemented, modified, renewed or extended from time to time.

1.29 “Patent License” means any written agreement now or hereafter in existence granting to Grantor any right to use any invention on which a subsisting Patent exists.

1.30 “Patents” means all of the following: (a) all patents and patent applications now owned or hereafter created or acquired by Grantor and the inventions and improvements described and claimed therein, and all patentable inventions; (b) the reissues, divisions, continuations, renewals, extensions, and continuations-in-part of any of the foregoing; (c) all income, royalties, damages, or payments now and hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing including, without limitation, damages or payments for past or future infringements of any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

1.31 “Person” means any individual, corporation, partnership, trust, association or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

1.32 “Proceeds” means all proceeds of, and all other profits, rentals, or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing, or other disposition of, or realization upon, any Collateral including, without limitation, all claims of Grantor against third parties for loss of, damage to, or destruction of, or for proceeds payable for loss of, damage to, or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance with respect to any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.

1.33 “Snap Intellectual Property” means all of the Intellectual Property and General Intangibles purchased by Grantor from Adaptec, Inc. (“Adaptec”) pursuant to that certain Asset Purchase Agreement dated as of June 27, 2008, as amended.

1.34 “Trademark” means all of the following now owned or hereafter created or acquired by Grantor: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings, and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, and in any other country or any political subdivision thereof; (b) all reissues, extensions, or renewals thereof; (c) all income, payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past or future infringements of any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with or symbolized by any of the foregoing.

1.35 “Trademark License” means any written agreement now or hereafter in existence granting to Grantor any right to use any Trademark.

1.36 “UCC” means the California Uniform Commercial Code, as amended from time to time, and any successor statute; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code, or other applicable statute, law, or provision relating to the perfection or the effect of perfection or non-perfection of any such security interest, as in effect on or after the date hereof in any other jurisdiction, then “UCC” will mean the Uniform Commercial Code or such other statute, law, or provision as in effect in such other jurisdiction for purposes of the provision hereof relating to such perfection or the effect of perfection or non-perfection.

Any capitalized term not defined in this Agreement will have the meaning given to it under the UCC. Any accounting term not defined in this Agreement will have the meaning given to it under GAAP.

2. Security Interest.

2.1 Grant of Security Interest. Grantor hereby grants to Lender a continuing security interest in and to all right, title, and interest of Grantor in the Collateral, whether now owned or existing or hereafter acquired or arising, regardless of where located, to secure payment and performance of the Obligations and all renewals, extensions, restructurings, and refinancings of the same. Notwithstanding any other provision of this Agreement: (a) Grantor will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed; and (b) Lender will not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor will Lender be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.2 Affirmative Covenants of Grantor. Grantor will: (a) do all acts that may be necessary to maintain, preserve, and protect the Collateral; (b) pay promptly when due all taxes, assessments, charges, encumbrances, and liens now or hereafter imposed upon or affecting the Collateral, except to the extent the same are being contested in good faith and Grantor maintains sufficient reserves therefor; (c) procure, execute, and deliver from time to time any endorsements, assignments, financing statements, and other writings reasonably necessary or appropriate to perfect, maintain, and protect Lender’s security interest hereunder and the priority thereof, and to deliver promptly to Lender all records of (1) Collateral or (2) insurance proceeds; (d) appear in and defend any action or proceeding which may affect its title to or Lender’s interest in the Collateral, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; (e) keep accurate and complete records of the Collateral and provide Lender with such books, records, and such other reports and information relating to the Collateral as Lender may reasonably request from time to time upon prior written notice and during normal business hours; (f) when an Event of Default under this Agreement has occurred and is continuing, and after demand, account fully for and immediately deliver to Lender in the form received, all Collateral and all proceeds, endorsed to Lender as appropriate, and unless so delivered all Collateral and all such proceeds will be held by Grantor in trust for Lender, separate from all other property of Grantor and identified as the property of Lender; (g) keep the Collateral in good condition and repair, reasonable wear and tear excepted; (h) at any reasonable time, upon prior written notice and during normal business hours, exhibit to and allow inspection by Lender (or persons designated by Lender) of all Collateral not embodying Intellectual Property; (i) give thirty (30) calendar days’ prior written notice of any change in Grantor’s chief place of business or trade name(s) or style(s) set forth therein; (1) comply with all laws, regulations, and ordinances relating to the possession, operation, maintenance, and control of the Collateral; (j) execute and file such financing or continuation, statements, or amendments thereto, and such other instruments or notices as may be reasonably necessary in order to perfect and preserve the security interest granted or intended to be granted hereby under the laws of any applicable jurisdiction; and (k) upon Lender’s request, appear in and defend any action or proceeding that may affect Grantor’s title to or Lender’s security interest in the Collateral, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

2.3 Negative Covenants of Grantor. Grantor will not, without the prior written consent of Lender: (a) use or permit the Collateral to be used unlawfully or in violation of any provision of this Agreement, or any applicable statute, regulation, or ordinance or any policy of insurance covering the Collateral; (b) cause any waste or unusual or unreasonable depreciation of the Collateral; or (c) after default under this Agreement and upon demand, modify, waive or release any provisions of any Account, Contract Right, item of Chattel Paper, Instrument or other right to the payment of money constituting Collateral.

2.4 Insurance. Upon execution of this Agreement, Grantor will insure the Collateral, with Lender named as a loss payee, in reasonable form and amounts, with companies reasonably acceptable to Lender, and against normal risks and liabilities. Grantor will deliver copies of such policies to Lender at Lender’s request. In the event of loss of insured Collateral, Lender may make any claim thereunder, and until the Collateral is promptly replaced by Grantor from the segregated proceeds of the insurance, Lender may collect and receive payment of and endorse any instrument in payment of loss, and apply such amounts received, at Lender’s election, to replacement of Collateral or to the Obligations. Lender will not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits. Grantor hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto.

2.5 Perfection. Grantor represents and warrants to Lender that, except for the security interest in its accounts receivable granted on or about November 26, 2008 (the “Marquette Lien”) by Grantor in favor of Marquette, the security interest in certain of its assets granted on or about March 18, 2009 (the “FGI Lien”) by Grantor in favor of FGI and the security interest in certain of its assets granted on or about November 28, 2008 (the “Adaptec Lien”) by Grantor in favor of Adaptec, this Agreement creates a valid and, when evidence of the same properly is recorded, perfected, and first priority lien and security interest in the Collateral, securing the payment of the Obligations. Grantor further represents and warrants to Lender that neither the Collateral nor any portion thereof is subject to any lien, encumbrance, or security interest in favor of any third party other than Lender, except for (a) the Marquette Lien, the Adaptec Lien and the FGI Lien referred to in the preceding sentence, (b) liens incurred in the ordinary course of business that do not in total exceed $100,000.00, and (c) licenses of Grantor’s Intellectual Property granted to third parties in the ordinary course of business. Grantor agrees that upon request by Lender, it will execute and deliver to Lender such documents as Lender reasonably requests to grant and perfect a lien or security interest in all of Grantor’s assets. Grantor appoints Lender its attorney-in-fact to execute in Grantor’s name all documents necessary to grant and perfect the liens and security interests contemplated by this Agreement and, after the occurrence and during the continuance of an Event of Default (other than the Subject Event of Default), to execute in Grantor’s name all documents necessary to protect, preserve, liquidate and collect the Collateral.

2.6 Expenses. Lender may incur expenses in connection with the retaking, holding or preparing for sale of the Collateral including, with limitation, reasonable attorneys’ fees, appraisal fees, auction fees and advertising costs, and in connection with protecting or enforcing its rights under this Agreement, including but not limited to reasonable attorneys’ fees and actual out-of-pocket costs.

2.7 Waivers. Grantor waives any right to require Lender to proceed against any person or to exhaust any Collateral or to pursue any remedy available to Lender. Grantor waives any defense it may have arising from Lender’s failure to perfect or maintain a perfected security interest in the Collateral.

2.8 Termination of Security Interests: Release of Collateral. The security interests created hereby will terminate upon the occurrence of all of the following: (a) the payment in full of the amounts owed by Grantor to Lender under the Note, (b) Grantor is current on its payments to Lender under the Service Agreement and (c) Grantor has provided financial statements certified by its Chief Financial Officers to be a true and correct characterization of the information contained therein prepared in accordance with GAAP establishing as of the date of the preceding calendar quarter that Grantor maintains an asset to debt ratio of 1.25-to-1 and a current asset to current liabilities ratio of 1.15-to-1. Upon such termination of the security interests or release of any Collateral, Lender will execute and deliver to Grantor such documents as Grantor reasonably requests to evidence the termination of the security interests or the release of such Collateral.

2.9 Cumulative Rights. All rights and remedies of Lender under this Agreement are in addition to all rights and remedies given to Lender contained in any other agreement, instrument or document or available to Lender at law or in equity. All such rights and remedies are cumulative and not exclusive and may be exercised successively or concurrently. No exercise of any right or remedy will be deemed an election of remedies and preclude exercise of any other right or remedy.

3. Additional Affirmative Covenants. Grantor covenants and agrees that it will comply with the following provisions so long as the security interests have not been terminated pursuant to Section 2.8 above:

3.1 Corporate Existence. Grantor will preserve and maintain its company existence in good standing in the jurisdiction of its formation and all of its licenses, privileges and franchises and other rights necessary or desirable in the ordinary course of its business, except to the extent that the failure to do so would not have a Material Adverse Effect.

3.2 Compliance with Laws. Grantor will observe and comply in all material respects with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions, and requirements of all Governmental Authorities, which now or at any time may be applicable to Grantor, a violation of which could be reasonably expected to have a Material Adverse Effect.

3.3 Insurance. Grantor will maintain insurance with insurance carriers which Grantor reasonably believes are financially sound on such property, against such risks, and in such amounts as is customarily maintained by similar businesses, and file with Lender within five (5) calendar days after Lender’s written request therefor a detailed list of such insurance then in effect, stating the names of the carriers, the policy numbers, the insureds thereunder, the amounts of insurance, the dates of expiration thereof, and the property and risks covered thereby.

3.4 Authorizations. Grantor will obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity and enforceability of the Security Documents, the Loan Documents, and all other documents and instruments executed in connection therewith.

3.5 Bank Accounts. Grantor shall provide a list of its deposit and investment accounts and the financial institutions for each account and shall notify Lender within fifteen (15) calendar days in the event Grantor closes any account.

3.6 Financial Statements and Other Reports. Grantor will deliver each of the Financial Statements and other reports described below to Lender, all in form reasonably acceptable to Lender:

(a) Monthly Report. As soon as available and in any event within ten (10) calendar days after the end of each month, Grantor will deliver to Lender a current accounts payable aging for such month.

(b) Projections. As soon as available and in any event within fifteen (15) calendar days after the end of each quarter, Grantor will deliver to Lender Grantor’s projections for its balance sheet and the related statements of income, profits and losses, stockholders’ equity and cash flow for the next twelve months. In the event Grantor begins preparing projections of cash flow on a more frequent basis, Grantor will deliver such projections to Lender.

(c) Marquette Reporting Package. Grantor shall provide the Lender a copy of the statements, reports and other information provided to Marquette pursuant to Grantor’s agreement with Marquette within five (5) calendar days of providing such information to Marquette. In the event Grantor is no longer required to provide such information to Marquette, Grantor shall continue to provide Lender with information that is substantially similar to the information that was provided in the Marquette reporting package.

(d) Quarterly and Annual Reports. To the extent Grantor does not remain current in its quarterly reports on Form 10-Q and/or annual reports on Form 10-K, Grantor will provide the financial statements and other financial information regularly included in such reports to Lender on the dates such reports should have been filed with the Securities and Exchange Commission.

3.7 Addition of Snap Intellectual Property. Grantor will notify Lender in writing within three (3) business days after the payment in full of the obligations under Grantor’s promissory note issued to Adaptec. Within five (5) business days from delivery of such notice, Grantor will execute an amendment to this Agreement and the Intellectual Property Security Agreement, or execute a separate security agreement substantially similar to this Agreement and the Intellectual Property Security Agreement, granting to Lender a security interest in the Snap Intellectual Property.

4. Additional Negative Covenants. Other than in connection with the FGI or Marquette agreements, Grantor covenants and agrees that unless it obtains Lender’s prior written consent, so long as any of the Obligations remain outstanding, Grantor will not:

4.1 Sale and Exchange of Assets. Sell, lease, assign, or transfer to any Person, exchange with any Person, or otherwise dispose of any material asset (except in the ordinary course of business, to the extent such asset is obsolete or is no longer used or useful in the business of Grantor), or sell, exchange, lease, assign, transfer, or otherwise dispose of all or substantially all of its assets.

4.2 Reductions of Obligations. Reduce, agree to reduce, forgive, discharge, offset, release or take any other action to reduce the value of any obligations, loans or promissory notes due to Grantor from any current or former member, officer, director or employee, including amounts due Grantor for loans to purchase membership interests of Grantor without the express written consent of Lender, which consent will not be unreasonably withheld.

4.3 Bank Accounts. Establish any new bank accounts without providing written notice to Lender ten(10) days prior to the establishment of such new account.

4.4 Restriction on Fundamental Changes. Directly or indirectly, (a) enter into any transaction of merger or consolidation or (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

4.5 Restrictions on Grantor (a) Declare or pay or make any forms of distribution or dividend to holders of Grantor’s capital stock, membership interest or other equity interest; (b) declare or pay any bonus compensation to its officers if an Event of Default exists or would result from the payment thereof; (c) hereafter incur or become liable for any Indebtedness; or (d) enter into any transaction in which a security interest is created that attaches to any of the Collateral even if such security interest is junior in priority to Lender’s security interest. Notwithstanding anything to the contrary in this Agreement, Grantor may not seek or obtain any Consent-Required Indebtedness without the consent of Lender, which consent shall not be unreasonably withheld. Grantor shall promptly provide written notice to Lender of its intent to seek or obtain Consent-Required Indebtedness, which reasonably specifies the nature of such Consent-Required Indebtedness, and shall promptly provide Lender with such financial or other information necessary or reasonably requested by Lender so that Lender may assess Grantor’s financial condition. Lender shall use its best efforts to review such information and provide Grantor with its decision regarding its consent as soon as practicable after the receipt of such information from Grantor. For purposes of the foregoing, “Consent Required Indebtedness” is new borrowing by Grantor that is not included in any of the following categories: (1) any unsecured indebtedness; (2) any secured indebtedness where the corresponding lender agrees to subordinate its rights to those of Lender under the Note or this Agreement; (3) any indebtedness involving the acquisition of equipment or other assets where the vendor maintains only a purchase money security interest in the equipment or assets being purchased; (4) any indebtedness that is (x) incurred in the ordinary course of Grantor’s business and (y) not more than $100,000 at any one time; or (5) any indebtedness sought or obtained when the purpose of such indebtedness is to pay off Grantor’s indebtedness to Marquette, FGI or Adaptec in order to obtain more favorable financing terms; provided, however, that the total amount of new facilities or loans do not exceed the total amount of the then-in-effect facilities under the Marquette and FGI arrangements, or in the case of Adaptec, the total amounts owed to Adaptec.

5. Default.

5.1 Events of Default. Each of the following will constitute an Event of Default under this Agreement:

(a) Grantor fails to pay when due any payment of principal or any other sum payable under the Loan Documents; provided that Lender provides Grantor (with a copy to Marquette, FGI and Adaptec) five (5) calendar days written notice of such default and such default is not cured within such five (5) day period.

(b) Grantor defaults in the performance of any of its obligations under any provision of the Loan Documents; provided that Lender provides Grantor (with a copy to Marquette, FGI and Adaptec) thirty (30) calendar days written notice of such default and such default is not cured within such thirty (30) day period.

(c) Grantor fails to pay any fees or payments under the Service Agreement in a total amount that equals or exceeds the most recent two (2) months’ worth of aggregate fees and payments under the Service Agreement; provided that failure to pay will only be deemed to occur after the lapse of any grace period and cure period set forth in the Service Agreement.

(d) The Service Agreement is terminated on account of a breach of such agreement by Grantor.

(e) Any warranty or representation made by Grantor in this Agreement, or any of the Loan Documents, is untrue in any material respect, in any case on any date as of which the facts set forth are stated or certified.

(f) Grantor institutes a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11 of the United States Bankruptcy Code, or consents to the institution of an involuntary case thereunder against it; or Grantor files a petition initiating or otherwise institutes any similar proceeding under any other applicable federal or state law, or consents thereto; or Grantor applies for, or by consent or by failure to object there is an appointment of or order entered by a court of competent jurisdiction appointing a receiver, liquidator, sequestrator, trustee or other officer with similar powers; or Grantor makes an assignment for the benefit of creditors; or Grantor admits in writing its inability to pay its debts generally as they become due; or, if an involuntary case is commenced seeking the liquidation or reorganization of Grantor under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or any similar proceeding is commenced against Grantor under any other applicable federal or state law, and (1) the petition commencing the involuntary case is not timely controverted within sixty (60) days; or (2) the petition commencing the involuntary case is not stayed or dismissed within sixty (60) calendar days of its filing; or (3) a trustee (interim or otherwise) is appointed to take possession of all or a portion of the Grantor’s assets, or to operate all or any part of the business of Grantor; or (4) an order for relief is issued or entered therein.

(g) Lender does not have or ceases to have a valid and perfected lien on and security interest in all of the Collateral, junior in priority only to the Marquette Lien, the FGI Lien and the Adaptec Lien, other than as a result of action or inaction of Lender or Lender’s agent. Notwithstanding anything to the contrary in this Agreement, Grantor may not seek or obtain any Consent-Required Indebtedness without the consent of Lender, which consent shall not be unreasonably withheld. Grantor shall promptly provide written notice to Lender of its intent to seek or obtain Consent-Required Indebtedness, which reasonably specifies the nature of such Consent-Required Indebtedness, and shall promptly provide Lender with such financial or other information necessary or reasonably requested by Lender so that Lender may assess Grantor’s financial condition. Lender shall use its best efforts to review such information and provide Grantor with its decision regarding its consent as soon as practicable after the receipt of such information from Grantor. For purposes of the foregoing, “Consent Required Indebtedness” is new borrowing by Grantor that is not included in any of the following categories: (1) any unsecured indebtedness; (2) any secured indebtedness where the corresponding lender agrees to subordinate its rights to those of Lender under the Note or this Agreement; (3) any indebtedness involving the acquisition of equipment or other assets where the vendor maintains only a purchase money security interest in the equipment or assets being purchased; (4) any indebtedness that is (x) incurred in the ordinary course of Grantor’s business and (y) not more than $100,000 at any one time; or (5) any indebtedness sought or obtained when the purpose of such indebtedness is to pay off Grantor’s indebtedness to Marquette, FGI or Adaptec in order to obtain more favorable financing terms; provided, however, that the total amount of new facilities or loans do not exceed the total amount of the then-in-effect facilities under the Marquette and FGI arrangements, or in the case of Adaptec, the total amounts owed to Adaptec.

(h) The obligations and liabilities of Grantor under any of its agreements with Marquette, FGI or Adaptec is accelerated pursuant to the terms thereof.

5.2 Acceleration of Obligations. If any Event of Default described above in paragraph 5.1 occurs and continues beyond any applicable grace period, all Obligations will, at Lender’s option and following written notice to each of Marquette, FGI and Adaptec, become immediately due and payable, all without notice of any kind.

5.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a) Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for in this Agreement or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and may also: (a) require Grantor to, and Grantor hereby agrees that it will, at its expense and upon Lender’s request, immediately assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to the parties; (b) with five (5) calendar days written notice, enter upon any premises of Grantor and take possession of the Collateral; and (c) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, at such time or times, for cash, on credit, or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. Grantor agrees that, to the extent notice of sale will be required by law, at least ten calendar days’ notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made will constitute reasonable notification. At any sale of the Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of

(b) Lender will not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Grantor hereby specifically waives all rights of redemption, stay, or appraisal, which it has or may have under any law now existing or hereafter enacted.

(c) Grantor hereby irrevocably authorizes and empowers Lender to assert, either directly or on behalf of Grantor, any claims Grantor may have, from time to time, against any other party to any agreements constituting a portion of the Collateral or to otherwise exercise any right or remedy of Grantor under such agreements (including, without limitation, the right to enforce directly against any party to such agreement all of Grantor’s rights thereunder, to make all demands and give all notices and to make all requests required or permitted to be made by Grantor under the Assigned Agreements). Lender acknowledges that such agreements may be subject to defects, defenses, claims, and counterclaims, in law or in equity.

(d) For the purposes of this Agreement, Grantor acknowledges and agrees that after an Event of Default, it will be liable to Lender for all attorneys’ fees, consultant’s fees, accountants’ fees, expert witness fees, and all actual out-of-pocket expenses incurred by Lender in connection with any and all of the following: (1) any action taken by Lender to (A) enforce any of its rights under this Agreement, (B) protect, preserve, collect, assemble, lease, sell, take possession of, or liquidate any of the Collateral, or (C) enforce or foreclose upon its security interest in any of the Collateral; (2) any negotiation and/or documentation of a work out, refinancing, restructuring, or settlement agreement with Grantor; and (3) the commencement or defense of, or appearance or intervention in, any litigation, arbitration proceeding, administrative proceeding, or bankruptcy case (including but not limited to any adversary proceeding in such case) in or to which Grantor is a party or party in interest.

Beyond the safe custody thereof, Lender will have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Lender will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. Lender will not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected in good faith by Lender.

5.4 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral by Lender will be applied: first, to all fees, costs and expenses incurred by Lender with respect to this Agreement; second, to accrued and unpaid interest on the Obligations; and third, to the principal amount of the Obligations outstanding. Lender acknowledges and agrees that it will not retain any proceeds in excess of the amounts necessary to pay in full all of the items owing by Grantors under the Loan Documents.

6. Miscellaneous.

6.1 Successors and Assigns. This Agreement inures to the benefit of and binds the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors, assigns, agents, representatives, spouses, and all persons claiming by or through them, including without limitation any Chapter 7 or Chapter 11 trustee in bankruptcy, and the words “Lender” and “Grantor” whenever occurring in this Agreement, will be deemed to include such respective heirs, executors, administrators, legal representatives, successors, assigns, agents, representatives, spouses, and all persons claiming by or through them.

6.2 Time. The parties to this Agreement agree that time is of the essence with respect to all of the provisions of this Agreement.

6.3 Counterpart Originals. This Agreement may be executed in two counterparts, each of which will be deemed to be an original as against the party whose “ink original” or facsimile signature appears thereon, and both of such counterparts will together constitute one and the same instrument. Each party to this Agreement who delivers a facsimile signature will promptly thereafter deliver to each of the other parties to this Agreement a counterpart original of this Agreement bearing an “ink original” signature.

6.4 Captions. The captions or headings of the paragraphs of this Agreement are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

6.5 Gender; Number. Words used in this Agreement, regardless of the number or gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

6.6 Additional Actions. Each of the parties to this Agreement covenants and agrees that it will take promptly such additional actions and will execute such additional documents and instruments as are reasonably necessary to effectuate the transactions contemplated by this Agreement.

6.7 No Third Party Beneficiaries. The rights and benefits of this Agreement will not inure to the benefit of any party that is not a party to this Agreement other than Marquette, FGI and Adaptec with respect to notice obligations under Sections 5.1 and 5.2 (which provisions cannot be amended without each of such parties prior written consent). Upon sending notice to Marquette, FGI and Adaptec to their respective addresses set forth below, Lender has fulfilled its obligations to Marquette, FGI and Adaptec pursuant to this Agreement:

To Marquette:	Marquette Commercial Finance, a division of Marquette Business Credit, Inc. Attn: _______________________ _______________________ Fax No.: _________________

To FGI:	Faunus Group International, Inc. Attn: _______________________ _______________________ Fax No.: _________________

To Adaptec:	Adaptec, Inc. Attn: _______________________ _______________________ Fax No.: _________________

Nothing contained in this Agreement will be construed to create any rights, claims, or causes of action in favor of any third party against any party to this Agreement.

6.8 Notices. All notices and communications under this Agreement will be in writing and will be: (a) delivered in person; or (b) sent by fax; or (c) mailed, postage prepaid, either by certified mail, return receipt requested, or by overnight express carrier, addressed in each case as follows:

To Grantor:	Overland Storage, Inc. Attn: Kurt L. Kalbfleisch, Chief Financial Officer 4820 Overland Avenue San Diego, California 92123 Fax No.: (858) 495-4267

With a copy to:	Randall K. Broberg Allen Matkins Leck Gamble Mallory & Natsis LLP 12348 High Bluff Drive, Suite 210 San Diego, CA 92130-3546 Fax No.: (858) 481-5028

To Lender:	Anacomp, Inc. Attn: Paul J. Najar, Executive Vice President, General Counsel and Secretary 15378 Avenue of Science San Diego, CA 92128 Fax No.: (858) 716-3771

With a copy to:	Jeffry A. Davis Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. 3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130 Fax No.: (858) 314-1501

All notices sent pursuant to the terms of this paragraph 6.8 will be deemed received: (1) if sent by fax during the recipient’s regular business hours, on the day sent if a business day, or if such day is not a business day or if such fax is sent after the recipient’s regular business hours, then on the next business day; or (2) if sent by overnight, express carrier, on the next business day immediately following the day sent; or (3) if sent by certified mail, on the third business day following the day sent. A copy of any notice sent by fax must be sent by regular mail as well.

6.9 Interpretation. Each of the parties to this Agreement has been represented by independent counsel in the preparation and negotiation of this Agreement, and this Agreement will be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be employed in interpreting this Agreement.

6.10 Representations and Warranties. Each of the parties to this Agreement represents and warrants to each of the other parties to this Agreement that it has full power, authority and legal right to execute, deliver and comply with this Agreement and any other document or instrument relating to this Agreement to be executed by it. All individual, corporate, or other appropriate actions of each of the parties to this Agreement that are necessary or appropriate for the execution and delivery of and compliance with this Agreement and such other documents and instruments have been taken. Upon its execution and delivery, this Agreement will constitute the valid and legally binding obligation of each of the parties to this Agreement, enforceable against each of them in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors’ rights or the collection of Grantors’ obligations generally. Lender acknowledges that Grantor has entered into this Agreement in reliance upon each of the representations and warranties made by Lender, which are contained in this Agreement. Grantor acknowledges that Lender has entered into this Agreement in reliance upon each of the representations and warranties made by Grantor, which are contained in this Agreement.

6.11 Integration Clause. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and there are no other terms, obligations, covenants, representations, statements or conditions except as set forth in this Agreement. No change or amendment to this Agreement will be effective unless it is in writing, executed by each of the parties to this Agreement. Failure to insist upon strict compliance with any term or provision of this Agreement will not be deemed to be a waiver of any rights under a subsequent act or failure to act. Each of the parties to this Agreement acknowledges and agrees that in the event of any subsequent litigation, arbitration proceeding, controversy or dispute concerning this Agreement, none of them will be permitted to offer or introduce into evidence any oral testimony concerning any oral promises or oral agreements between or among them that relate to the subject matter of this Agreement that are not included or referred to in this Agreement and that are not evidenced by a writing amending this Agreement which is signed by each of the parties hereto.

6.12 Further Assurances. Grantor agrees to execute such additional documents as Lender may require to effect the transactions contemplated by this Agreement.

6.13 Governing Law. Grantor and Lender agree that all disputes, claims and controversies between or among them concerning the interpretation or enforcement of this Agreement, or any other matter arising out of or relating to this Agreement, will be governed by, construed and enforced in accordance with the internal laws of the State of California, without regard to principles of conflicts of laws.

6.14 Venue and Jurisdiction. Grantor and Lender agree that the state and federal courts located in San Diego, California (the “San Diego Courts”), will have exclusive jurisdiction to hear and determine any dispute, claim or controversy between or among them concerning the interpretation or enforcement of this Agreement, or any other matter arising out of or relating to this Agreement. Each party to this Agreement specifically covenants and agrees that if it institutes litigation against any other party to this Agreement, it will file and maintain the action only in one of the San Diego Courts. Each party to this Agreement hereby unconditionally and irrevocably consents and submits to the exclusive jurisdiction of the San Diego Courts for this purpose only, and acknowledges and agrees that it has sufficient contacts within the State of California and the City and County of San Diego to warrant the imposition of jurisdiction over it for this purpose only.

6.15 Subordination Agreements. If FGI, Marquette or Adaptec request that Lender execute a subordination agreement, which further evidences that Lender’s rights to and interest in the Collateral are subordinated to any or all of FGI, Marquette or Adaptec’s rights to and interest in the Collateral as of the date of this Agreement, then Lender will execute such subordination agreement(s) in a form reasonably acceptable to Lender.

6.16 Reconciliation of the Note. The principal amount set forth in the Note is the estimated amount of the outstanding payments due to Lender by Grantor under the Service Agreement. Grantor and Lender agree to work together in good faith to reconcile the amounts due as of March 31, 2009 under the Service Agreement within fifteen (15) calendar days from the date of this Agreement. Upon such reconciliation of the final total amount due, Grantor will immediately amend the Note to provide the reconciled amount as the principal amount under the Note and will immediately provide Lender with an originally executed amendment to the Note.

6.17 TOTAL AMOUNTS OWED. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE LOAN DOCUMENTS, THE SERVICE AGREEMENT OR ANY OTHER AGREEMENT, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE PRINCIPAL AMOUNT (AS DEFINED IN THE NOTE AND SUBJECT TO AMENDMENT UPON RECONCILIATION OF THE PRINCIPAL AMOUNT AS SET FORTH IN SECTION 6.16 ABOVE) OF THE NOTE IS THE TOTAL AMOUNT OWED BY GRANTOR TO LENDER UNDER ANY AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE LOAN DOCUMENTS, THE SERVICE AGREEMENT AND ANY OTHER AGREEMENT, AS OF MARCH 31, 2009. LENDER ACCEPTS THE NOTE, SUBJECT TO AMENDMENT OF THE PRINCIPAL AMOUNT UPON RECONCILIATION AS PROVIDED IN SECTION 6.16 ABOVE, AS PAYMENT IN FULL FOR ALL AMOUNTS OWED BY GRANTOR TO LENDER AS OF MARCH 31, 2009.

6.18 Final Judgment Conclusive. Grantor agrees that a final judgment entered in favor of Lender and against it in the San Diego Courts will be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment will be conclusive evidence of the judgment and the amount of the judgment.

6.19 Severable Provisions. The provisions of this Agreement are intended by the parties to be severable and divisible and the invalidity or unenforceability of a provision or term herein shall not invalidate or render unenforceable the remainder of this Agreement or any part hereof.

6.20 Benefit of Counsel; Informed Review. Each party to this Agreement acknowledges and represents to each of the other parties to this Agreement that: (a) the provisions of this Agreement and their legal effect have been fully explained to it by its own counsel; (b) it has received independent legal advice from counsel of its own selection; (c) it fully understands the facts and has been fully informed as to its legal rights and obligations under this Agreement; (d) this Agreement is being entered into and signed by it knowingly, freely, and voluntarily, after having received such legal advice and with such knowledge; and (e) its execution and delivery of this Agreement is not the result of any duress or undue influence. BY EXECUTING THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND REPRESENTS TO EACH OF THE OTHER PARTIES TO THIS AGREEMENT THAT IT HAS READ THE ENTIRE AGREEMENT.

6.21 Confidentiality. Lender agrees to maintain the confidentiality of all information provided by Grantor to Lender under this Security Agreement to the same extent of its confidentiality obligations set forth in the Service Agreement. Lender further agrees that it will not use such information to buy or sell securities of Grantor. This provision shall not effect the ability of either party to use or submit such information as evidence in any judicial or arbitration proceeding between the parties arising out of or related to the Loan Documents or the Service Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date and year first above written.

Overland Storage, Inc.		Anacomp, Inc.
a California corporation		an Indiana corporation

By:	/s/ Vernon A. LoForti	By:	/s/ Paul J. Najar
	Vernon A. LoForti		Paul J. Najar
	President		Executive Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO SECURITY AGREEMENT]